Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
July 30, 2014

Thank you, Gail and good morning everyone.

I am pleased with our financial results for the second quarter. Our businesses continue to do an outstanding job of driving operating leverage and efficiencies to the bottom line. We are also continuing to make great progress in the business development area. In late June, we announced an agreement to purchase the assets of Meyer Steel Structures from Thomas & Betts Corporation. This transaction demonstrates our commitment to strengthening our portfolio of diversified industrial companies.

Our Rail Group generated strong financial results in the 2nd quarter and increased its order backlog to a new record level. Our Rail businesses continue to make investments that expand their operating flexibility and capacity to respond to various market conditions.

Our Railcar Leasing and Management Services Group delivered another quarter of solid operating results. In addition, this group continued to execute railcar transactions that enhanced profitability and generated cash.

I am pleased with our Inland Barge Group’s financial performance during the 2nd quarter. The profitability of our Construction Products Group improved during the 2nd quarter compared to the same period last year.

Our Energy Equipment Group continues to show improved financial performance. I am pleased with the progress we are making integrating the three businesses we acquired in the first quarter. We are optimistic about the long term opportunities for growth in the cryogenic industry.

Trinity remains uniquely positioned to provide a variety of transportation and storage products to the oil, gas, and chemicals industries. Once we complete our acquisition of Meyer, Trinity’s utility structure business will be positioned as a leader in this industry. We are continuing to review acquisition opportunities in the energy and infrastructure markets that have products, services, technology, and competencies that will enrich our portfolio of industrial manufacturing businesses.

Trinity’s financial performance during the 2nd quarter, along with our pending acquisition of Meyer, represents additional progress toward attaining our corporate vision of being a premier diversified industrial company. Over the short term, our goals are to continue operating our company on lean principles while providing superior products and services to our customers. We are focused on creating shareholder value through a variety of organic improvement and growth initiatives as well as identifying manufacturing acquisition opportunities. We expect to continue to conduct railcar leasing and other asset transactions that provide earnings and generate cash.

Trinity’s future remains bright. Our financial health is strong, and we have a great deal of positive momentum occurring within our company.

I’ll now turn it over to Bill for his comments.